Exhibit 10.13
VOCUS, INC.
COMPENSATION POLICY FOR NON-EMPLOYEE DIRECTORS
Effective as of January 1, 2008, the compensation payable to the non-employee members of the board of directors of Vocus, Inc. shall be as follows:
Annual Retainer
•	An annual retainer of $40,000. The retainer for service as a director includes meeting fees, service on one committee and informal meetings with the CEO and management as necessary.

•	The chairperson of the audit committee and the lead director/chairperson of the compensation committee shall receive an additional retainer of $10,000.

•	The annual retainer payable to directors shall be paid in restricted stock or cash. Each director will communicate his/her preference before January 31. Cash payments will be paid within a reasonable number of days after the end of the rolling quarter (i.e. 4/30, 7/31, 10/31 and 1/31) with 25% of the total retainer paid each quarterly. Restricted stock will be granted on January 31 and 25% of the shares vest on the last day of each rolling quarter of the service year.
Stock Based Compensation
•	Each director shall receive a grant of options to purchase shares of the Company’s common stock with the amount and vesting of such awards determined by the Compensation Committee of the Board of Directors or the Board of Directors of the Company.

•	Each director shall receive a restricted stock award with the amount and vesting of such awards determined by the Compensation Committee of the Board of Directors or the Board of Directors of the Company.

•	The chairperson of the audit committee and the lead director/chairperson of the compensation committee shall receive additional grants of stock options with the amount and vesting of such awards determined by the Compensation Committee of the Board of Directors or the Board of Directors of the Company.